Exhibit 99.1

Jack in the Box Inc. Announces Final Results of its Modified ``Dutch Auction'' Tender Offer

     SAN DIEGO--(BUSINESS WIRE)--Dec. 21, 2006--Jack in the Box Inc. (NYSE: JBX) today announced the final results of its modified "Dutch Auction" tender offer, which expired at 12:00 midnight, EST, on December 19, 2006.

     The company has accepted for purchase 2,336,023 shares of its common stock at a purchase price of $61.00 per share, for a total cost of $142.5 million.

     Stockholders who tendered shares of common stock in the tender offer at or below the purchase price will have all of their tendered shares purchased, subject to certain limited exceptions.

     Mellon Investor Services LLC, the depositary for the tender offer, will promptly issue payment for the shares validly tendered and accepted for purchase under the tender offer.

     The number of shares the company accepted for purchase in the tender offer represents approximately 6.5 percent of its currently outstanding common stock.

     The company plans to continue purchasing shares of its common stock in the open market during 2007, subject to relevant market conditions.

     The joint dealer managers for the tender offer are Wachovia Securities and Morgan Stanley; the information agent is D.F. King & Co., Inc.; and the depositary is Mellon Investor Services LLC. All inquiries about the tender offer should be directed to the information agent at (888) 628-8208. Banks and brokers may call (212) 269-5550.

     About Jack in the Box Inc.

     Jack in the Box Inc. (NYSE: JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,000 restaurants in 17 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with more than 50 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 300 restaurants in 40 states. For more information, visit www.jackinthebox.com.

     Safe harbor statement

     Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements, which include the company's guidance and related assumptions, may be identified by the use of words such as "assumption," "believes," "estimates," "expects," "goals," "guidance," "plans," "will," and other words of similar meaning.

     The following are some of the factors that could cause the company's actual estimates and its goals to differ materially from those expressed in the forward-looking statements: delays in the opening of new or remodeled restaurants; loss of sales due to restaurant closures caused by adverse weather or other events in the regions in which the restaurants are located; higher than anticipated sales and earnings due to unpredicted levels of success of new products; changes in laws, regulations, accounting rules and interpretations, and tax rules and interpretations; and adverse or positive economic and other local, national and international conditions or events that affect consumer spending. Costs may exceed projections, including the cost of food, packaging, labor, pending or future legal claims, new restaurant construction and remodels, and utilities. Additional factors that may adversely affect results include the effect of any widespread negative publicity regarding the company, the foodservice industry in general or particular foods. Further information about factors that could affect the company's financial results is included in the company's annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission. The information in this press release is as of December 21, 2006. Except as required by law, the company undertakes no obligation to update or revise any forward-looking statement whether as the result of new information or otherwise.

     Tender offer statement

     This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any shares.


     CONTACT: Jack in the Box Inc.
              Brian Luscomb, 858-571-2229
              Division Vice President, Corporate Communications brian.luscomb@jackinthebox.com www.jackinthebox.com